EX 10.25

RESTRICTED STOCK UNIT AGREEMENT

GRANTEE NAME	NUMBER OF SHARES	GRANT DATE
«First_Name» «Last_Name»	«Shares»	«Grant_Date»

WMS Industries Inc., a Delaware corporation (the “Company”), hereby grants to «First_Name» «Last_Name» (the “Grantee”, also referred to herein as “you”) the number of Restricted Stock Units shown above, effective as of the Grant Date pursuant to the terms of this Restricted Stock Unit Agreement and the 2012 Restatement of the WMS Industries Inc. Amended and Restated Incentive Plan (the “Plan”). Each Restricted Stock Unit represents the obligation of the Company to deliver one share of the Company’s common stock, par value $0.50 per share (the “Common Stock”) to you at the time provided in this Restricted Stock Unit Agreement, unless earlier terminated as provided herein.

By signing this cover sheet, you agree to all of the terms and conditions described in this Restricted Stock Unit Agreement and the Plan.

WMS Industries Inc.

/s/ Brian R. Gamache
Brian R. Gamache
Chief Executive Officer

Accepted by Employee:

«First_Name» «Last_Name»

PLEASE SIGN BOTH COPIES OF THIS RESTRICTED STOCK UNIT

AGREEMENT AND

RETURN (1) ORIGINALLY EXECUTED COPY WITHIN 15 DAYS TO:

WMS – Legal Department

Waukegan Office

PLEASE RETAIN THE OTHER ORIGINALLY EXECUTED COPY FOR YOUR RECORDS.

This is not a stock certificate or a negotiable instrument.

This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933.

RESTRICTED STOCK UNIT AGREEMENT

1. Restricted Stock Units/Nontransferability. This Restricted Stock Unit Agreement evidences the grant to you on the Grant Date set forth on the cover page of «Shares» units of Restricted Stock Units (the “Restricted Stock Units”) under the 2012 Restatement of the WMS Industries Inc. Amended and Restated Incentive Plan (the “Plan”). Your Restricted Stock Units may not be transferred, assigned, pledged or hypothecated, whether by operation of law or otherwise, nor may the Restricted Stock Units be made subject to execution, attachment or similar process. Except as may be required by federal income tax withholding provisions or by the tax laws of any state, your interests (and the interests of your beneficiaries, if any) under this Restricted Stock Unit Agreement are not subject to the claims of your creditors and may not be voluntarily or involuntarily sold, transferred, alienated, assigned, pledged, anticipated, or encumbered. Any attempt to sell, transfer, alienate, assign, pledge, anticipate, encumber, charge or otherwise dispose of any right to benefits payable hereunder shall be void. Your Restricted Stock Units represent an unsecured promise by the Company to issue shares of Common Stock to you in the future. Your rights to your Restricted Stock Units are no greater than that of other general, unsecured creditors of the Company.

2. The Plan. This Restricted Stock Unit Agreement is issued in accordance with and is subject to and conditioned upon all of the terms and conditions of this Restricted Stock Unit Agreement and the Plan as amended from time to time; provided , however, that no future amendment of the Plan shall, without your consent, materially and adversely impair any of your rights under the Plan, all of which are incorporated by reference in this Restricted Stock Unit Agreement as if fully set forth herein, except for those amendments necessary or appropriate to effect the assumption of the Plan by Scientific Games and the conversion of your Restricted Stock Units into restricted stock units with respect to Scientific Games common stock as of the Merger Closing Date, as described in Paragraph 4(a) of this Restricted Stock Unit Agreement, and related administrative matters (such as, for example, substituting Scientific Games for WMS where appropriate, including Scientific Games and its subsidiaries as a member of the Employer Group, and providing for the board of directors or compensation committee of Scientific Games or a designee thereof to act as the Committee under the Plan). As used herein, your primary employer (“Employer”), the Company, and their subsidiaries and affiliates are collectively referred to as the “Employer Group.” Any capitalized, but undefined, term used in this Restricted Stock Unit Agreement shall have the meaning ascribed to it in the Plan.

3. Vesting: Issuance of Stock. Your Restricted Stock Units will vest in tranches as follows:

VESTING SCHEDULE	DATE VESTING
25% of Shares	1st Anniversary of Grant
25% of Shares	2nd Anniversary of Grant
25% of Shares	3rd Anniversary of Grant
25% of Shares	4th Anniversary of Grant

Promptly after your Restricted Stock Units vest, the Company will cause to be issued to you (or your beneficiary(ies) or personal representative, if you are deceased) in book-entry in the records of the Company’s transfer agent or otherwise in accordance with Scientific Games’ customary practices, shares of Common Stock equal to the number of vested Restricted Stock Units granted herein.

4. Conversion/Change in Control/Accelerated Vesting. On January 30, 2013, the Company entered into a merger agreement (the “Merger Agreement”) with Scientific Games Corporation (“Scientific Games”) pursuant to which the Company will become a wholly owned subsidiary of Scientific Games (the “Merger”).

a.	Conversion. On the “Merger Closing Date” (as defined in the Merger Agreement), 50% of each tranche of your Restricted Stock Units will not vest, but rather will be converted into a number of restricted stock units with respect to Scientific Games common stock that is equal to the number of Restricted Stock Units Stock immediately prior to the Merger Closing Date multiplied by the Incentive Award Exchange Ratio (rounded down to the nearest whole share). The “Incentive Award Exchange Ratio” is the quotient of (x) the per share closing price of the Company common stock on the Merger Closing Date (or, if such date is not a trading day, the trading day immediately preceding the Merger Closing Date) divided by (y) the per share closing price of Scientific Games common stock on the Merger Closing Date (or, if such date is not a trading day, the trading day immediately preceding the Merger Closing Date). Your restricted stock units with respect to Scientific Games common stock will represent the right to receive, in accordance with the terms of the Plan and this Restricted Stock Unit Agreement, the number of shares of Scientific Games common stock, in accordance with the vesting schedule set forth in Paragraph 3 above.

Notwithstanding anything to the contrary set forth in the Plan, your Restricted Stock Units will continue to be subject to Section 11 of the Plan following the Merger Closing Date.

b.	Change in Control. Notwithstanding paragraph 3, on the Merger Closing Date, your right to receive shares of Company common stock shall immediately vest as to the 50% of each tranche of your Restricted Stock Units that does not convert into restricted stock units with respect to Scientific Games common stock pursuant to paragraph 4(a). Notwithstanding the foregoing or anything to the contrary set forth in the Plan, you hereby agree as a condition to receiving your Restricted Stock Units, that the Merger shall not constitute a “Change in Control” under Section 10 of the Plan for purposes of your Restricted Stock Units that convert pursuant to paragraph 4(a) and that vesting of such Restricted Stock Units will not accelerate on the Merger Closing Date.

c.	Acceleration Upon a Termination of Service without Cause or for Good Reason. Notwithstanding paragraph 3, upon a Termination of Service without Cause or for Good Reason (as defined below), in each case, within one year following the Merger Closing Date your right to the shares of Scientific Games common stock under this Restricted Stock Unit Agreement shall immediately vest as to 100% of the total number of shares covered by this grant.

“Cause” shall have the meaning assigned such term in your employment agreement or other applicable individual agreement with the Employer Group in effect on the date hereof, if such term is defined in any such agreement, or if the term “cause” is not defined in your agreement or you are not a party to any such agreement, the definition of Cause shall mean the occurrence of any one of the following events: (i) misconduct in connection with your duties, or failure or refusal to perform your responsibilities; (ii) material breach of an agreement with the Employer Group including, without limitation, any violation of any agreements concerning confidentiality, trade secrets, inventions, non-solicitation or noncompetition; (iii) violation of any material Employer Group rule, regulation, procedure or policy (including but not limited to the Company’s Code of Conduct) or any amendment thereto that the Employer Group may adopt during your employment; (iv) any action that is harmful or detrimental to the property, reputation, goodwill or business of the Employer Group monetarily or otherwise, including, without limitation, any fraud, dishonesty, misappropriation, moral turpitude, or breach of fiduciary duty which involves personal profit or other act of misconduct; (v) chronic use of alcohol, drugs or other similar substances which affects your work performance; or (vi) conduct by you, whether with respect to your employment or otherwise, which is a felony of any type or otherwise in violation of the criminal laws of the United States or any State or subdivision thereof (excluding minor violations), as allowed by law, or which is reasonably likely to result in the loss of a gaming license held by any member of the Employer Group or Scientific Games or any of its Affiliates or in any such entity’s inability to become so licensed.

“Good Reason” shall mean the occurrence of any one of the following events without your written consent: (i) a material diminution in your base salary and annual bonus opportunity; (ii) a material diminution in your authority, duties or responsibility; (iii) a relocation of your place of employment by more than 50 miles from its current location; or (iv) any action or inaction that constitutes a material breach of any employment agreement between the Employer Group and you. Notwithstanding anything herein to the contrary, you shall not be treated as having resigned for Good Reason unless one of more conditions set forth in items (i) through (iv) exists and (a) you provide notice to Scientific Games within 90 days of the existence of the condition, (b) Scientific Games does not remedy the condition within 30 days of receipt of such notice and (c) you terminate your employment within two years following the initial existence of the condition.

For purposes of clarification, you expressly acknowledge and agree that your Restricted Stock Units will not be covered by any accelerated vesting or payment provisions otherwise applicable under any agreement or arrangement between you and any member of the Employer Group, and the absence of any such acceleration will not constitute “Good Reason” (or similar concept) or a material breach of your employment agreement if you have one.

d.	Acceleration Upon Death or Disability. Notwithstanding Paragraph 3, your right to receive shares of WMS common stock or Scientific Games common stock under this Restricted Stock Agreement shall immediately vest as to 100% of the total number of shares covered by this grant upon the occurrence of your Termination of Service on account of your death or permanent and total disability.

5. Termination. Your Restricted Stock Units will terminate immediately without vesting upon any Termination of Service (other than a Termination of Service without Cause or for Good Reason, in each case, within one year following the Merger Closing Date, or a Termination of Service on account of your death or permanent and total disability).

6. Additional Forfeiture. The Compensation Committee of the Board of Directors or, after the Merger, the board of directors or compensation committee of Scientific Games or a designee thereof may cancel, suspend, withhold or otherwise limit or restrict the delivery of shares of Common Stock under your Restricted Stock Units at any time if you (i) are not in compliance with all applicable provisions of this Restricted Stock Unit Agreement or the Plan or (ii) engage in any activity inimical, contrary or harmful to the interests of the Employer Group, including, but not limited to: (A) conduct related to your service or employment for which either criminal or civil penalties against you may be sought, (B) violation of any policies of the Employer Group, including, without limitation, insider trading policies or anti-harassment policies or (C) participating in a hostile takeover attempt against the Employer Group.

7. Restrictive Covenants. As a condition of and in consideration for your receipt of these Restricted Stock Units and in consideration for «Grant_Reason», you agree with the Company as follows:

(a)	Acknowledgments. You acknowledge that:

(i)

The Employer Group is engaged in the business of designing, developing, commercializing, promoting, operating and administering both business to business and business to customer wagering and non-wagering products and services including casino gaming products, on-line gaming products and interactive casual, social and advertising games as well as related social media games, game themes, game play concepts, gaming systems, gaming platforms, gaming websites, and online game play; manufacturing, selling, leasing and distributing gaming products and services (e.g., without limitation, video and reel spinning slot machines, video poker games, video lottery terminals, local progressives, wide-area progressive systems and interactive games), related gaming systems hardware, software and platforms, as well as ancillary products associated with such gaming products and services, including without limitation marketing materials, chairs, and signage (“Business”). All of the foregoing products and services within the scope of the Business may be referred to individually as “Games” and collectively as “Gaming.”

(ii)	As an integral part of its Business, the Employer Group develops and maintains proprietary, confidential and trade secret information relating to specific Games, Gaming generally, and any Games being developed, its Business, including, but not limited to, information related to design, product development plans and strategies, techniques for Game design and development, knowledge regarding and plans for the integration of hardware and software, product maintenance and operations, Game concepts, bonus concepts, product and marketing strategies, mathematical formulas, license agreements, research regarding players’ behavior and trends, Gaming and Game themes, licensed and non-licensed themes, and strategic marketing.

(iii)	The Employer Group undertakes various efforts and measures to maintain the secrecy and confidentiality of its proprietary, confidential and trade secret information.

(iv)	You have or will have access to and knowledge of such proprietary, confidential and trade secret information.

(v)	The scope of the covenants and restrictions on future employment set forth below, including with respect to time, territory and industry are reasonable and fair and are necessary for the protection of the Employer Group’s proprietary, confidential and trade secret information.

(vi)	The scope of the covenants and restrictions contained herein in no way limit you from utilizing in future employment your general skills and abilities as well as the general and non-proprietary, non-confidential and non-trade secret information and knowledge that you have or will obtain, acquire and develop in the course of employment with the Employer Group.

(vii)	For a period of one (1) year following your Termination of Service, you would not be able to work for a competing business anywhere in the world without using or disclosing the proprietary, confidential or trade secret information of the Employer Group, regardless of any measures taken by you or a future employer to protect and preserve the Employer Group’s proprietary, confidential or trade secret information.

(viii)	You have both general and specific skills and abilities that are beneficial across many industries outside of the Business and which are located throughout the world, including throughout the United States.

(b)	Covenants. You hereby covenant and agree that during your employment by the Employer Group and for a period of one (1) year following your Termination of Service for any reason other than death or disability:

(i)	You shall not engage or participate in, or assist, advise or otherwise be connected with (including as an employee, independent contractor, owner, partner, member, shareholder, officer, director, advisor, consultant, lender, supplier, agent or otherwise) a business located anywhere in the world which is in competition with the Business; provided, however, that nothing in this Restricted Stock Unit Agreement shall prevent you from acquiring or owning, as a passive investment, up to one percent (1%) of the outstanding voting securities of an entity engaged in a competing Business which securities are publicly traded in any recognized national securities market;

(ii)	You shall not solicit or attempt to solicit (i) any person, Employer Group or entity who is or has been a customer of the Employer Group during the one (1) year period prior to your Termination of Service to do business with any person, company or entity other than the Employer Group, or (ii) solicit for employment or employ any employee of the Employer Group or any person who is or was employed by the Employer Group during the one (1) year period prior to your Termination of Service, or take any actions which are calculated to persuade any such person to terminate his or her association with the Employer Group.

(c)	Injunctive Relief. You acknowledge that any violation or threatened violation by you of the covenants contained in this Restricted Stock Unit Agreement would cause material and irreparable harm to the Employer Group and that the Employer Group would not have an adequate remedy at law because it will be difficult or impossible to establish the full and precise monetary value of such damage. The Employer Group agrees that, in addition to any and all other remedies available to it at law or in equity, the Employer Group shall have the right to have your violation or threatened violation of any of the covenants contained herein restrained by equitable relief, including, but not limited to, a temporary restraining order, a preliminary injunction, a permanent injunction, or such other alternative relief as may be appropriate, without the necessity of the Employer Group posting any bond. In the event you breach the covenants contained herein, the restricted period applicable to you shall be extended for the period of such breach.

(d)	Indemnification. You agree to indemnify, save and hold harmless the Employer Group from and against any and all claims, damages, losses and expenses (including reasonable attorneys’ and expert witness fees) resulting from or arising out of any breach by you of this Restricted Stock Unit Agreement, or incurred by the Employer Group in enforcing this Restricted Stock Unit Agreement against you.

(e)	Other Limitations. The provisions of this paragraph 7 are in addition to the award forfeiture provisions set forth in Section 11 of the Plan and in no way modify, amend or change such Plan provisions.

8. No Stockholder Rights. You will not have any stockholder rights, such as rights to vote or to receive dividends or other distributions, with respect to any Restricted Stock Units held by you. As a holder of Restricted Stock Units, you will have only the cash dividend equivalents and adjustment rights provided in this Restricted Stock Unit Agreement.

9. Securities Laws. The Company shall not be obligated to issue any Common Stock pursuant to this Restricted Stock Unit Agreement if, in the opinion of counsel to the Company,

the shares to be so issued are required to be registered or otherwise qualified under the United States Securities Act of 1933, as amended, or under any other applicable statute, regulation or ordinance affecting the sale of securities, unless and until such shares have been so registered or otherwise qualified.

10. Choice of Law. This Restricted Stock Unit Agreement shall be governed by and construed and interpreted in accordance with the substantive laws of the State of Delaware, without giving effect to any conflicts of law rule or principle that might require the application of the laws of another jurisdiction.

11. Income Taxes. You agree to comply with the appropriate procedures established by the Company, from time to time, to provide for payment or withholding of such income or other taxes as may be required by law to be paid or withheld with the vesting of this Restricted Stock Unit.

12. No Right to Further Grants. Restricted Stock Unit grants are within the discretion of the Plan Administrator, and no such grant entitles you to any further grants.

13. Employment Not Affected. Neither the grant of any Restricted Stock Units, nor any other action taken with respect to the Restricted Stock Units, shall confer upon the Grantee any right to continue in the employ of the Employer Group or shall interfere in any way with the right of the Employer Group to terminate Grantee’s employment at any time. Except as may be otherwise limited by another written agreement, the right of the Employer Group to terminate at will the Grantee’s employment with it at any time (whether by dismissal, discharge, retirement or otherwise) is specifically reserved.

14. Interpretations Binding. Plan Administrator interpretations and determinations are binding and conclusive.